UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2011

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
State or Other Jurisdiction of	Commission File No.	I.R.S. Employer
Incorporation or		Identification Number
Organization

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices)

(812) 663-6734

(Registrant’s Telephone Number,
Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2011, MainSource Financial Group, Inc., entered into a Consulting Agreement, Restrictive Covenants, and Releases (the “Agreement”) with Jeffrey C. Smith.  As previously reported, Mr. Smith resigned from his position as Chief Operating Officer of the Company and any positions with affiliates of the Company effective January 3, 2011.

As required by the terms of the U.S. Department of the Treasury’s Capital Purchase Program, Mr. Smith will not receive any severance or “golden parachute” payments in connection with his departure from the Company.  The Agreement provides for the payment of consulting payments to Mr. Smith in the amount of his bi-weekly salary as of the date of his resignation until June 30, 2011, in exchange for Mr. Smith’s completion of various tasks in which he was engaged as of the date of his resignation and his assistance with the transition of his duties to other employees of the Company. The Agreement also includes provisions relating to the Company’s payment of a portion of Mr. Smith’s health insurance premiums, the amendment of Mr. Smith’s option agreements to allow for the continued vesting of the options and the exercise of the options following the date of termination of employment, and other matters.  Mr. Smith has agreed to release the Company from any claims, including claims relating to the termination of his employment, and to certain non-competition and non-solicitation covenants.  The Agreement remains subject to revocation by Mr. Smith until January 31, 2011.  The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-k and is hereby incorporated by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Consulting Agreement, Restrictive Covenants, and Releases dated January 24, 2011, between Jeffrey C. Smith and MainSource Financial Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: January 28, 2011	MAINSOURCE FINANCIAL GROUP, INC.

/s/ Archie M. Brown
Archie M. Brown
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, Restrictive Covenants, and Releases dated January 24, 2011, between Jeffrey C. Smith and MainSource Financial Group, Inc.